Exhibit 5.2

[MOFO LETTERHEAD]
October 19, 2018

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5

Re: Royal Bank of Canada – Structured Warrants
 Ladies and Gentlemen:
We have acted as special counsel in connection with certain series of structured warrants (the “Warrants”) which will be issued from time to time by Royal Bank of Canada, a bank organized under the laws of Canada (the “Bank”).  The offerings of the Warrants have been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form F-3, file number 333-227001 (the “Registration Statement”).
The Warrants will be issued pursuant to the Indenture, dated as of October 19, 2018 (the “Indenture”), between the Bank and The Bank of New York Mellon, as Trustee.
In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Bank and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement, including the form of the Indenture and the form of master security which will represent the Warrants.
In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.
The opinions hereinafter expressed are subject to the following qualifications and exceptions:
(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;
(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Warrants, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;
(iv) we express no opinion as to the effect of any possible judicial, administrative or other action giving effect to, or which constitute, the actions of foreign governmental authorities or foreign laws;
(v) we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof; and
(vi) with respect to all federal and provincial laws of Canada, we are relying upon the opinion, dated the date hereof, of the Bank’s Canadian counsel, Norton Rose Fulbright Canada LLP, and our opinion is subject to the assumptions, qualifications and limitations that are set forth in that opinion.
Based on the foregoing, it is our opinion that when the terms of the Warrants to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Warrants have been duly completed in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Bank, the Warrants will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture.
If a pricing supplement relating to the offer and sale of any particular Warrant is prepared and filed by the Bank with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below in this opinion shall apply to the reference to us and our opinion substantially in the form set forth below:
In the opinion of Morrison & Foerster LLP, when the Warrants have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Warrants will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated October 19, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated October 19, 2018.
We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K filed by the Bank with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Morrison & Foerster LLP